                                                                     Exhibit 8.1

                              October   , 1998
                              ------------------

Consep, Inc.
213 S.W. Columbia
Bend, OR  97702

Gentlemen and Ladies:

         We are acting as tax counsel to Consep, Inc. ("Consep") in connection with a proposed transaction (the "Merger") involving Consep, a corporation organized under the laws of the State of Oregon, Consep Acquisition, Inc. ("Merger Sub"), a corporation organized under the laws of the State of Oregon, and Verdant Brands, Inc. ("Verdant"), a corporation organized under the laws of the State of Minnesota.

         The Merger is structured as a statutory merger of Merger Sub with and into Consep, in which Consep will be the surviving entity (Consep, following the Merger will be referred to as the "Surviving Corporation"), in accordance with that certain Agreement and Plan of Merger by and among Verdant, Merger Sub and Consep, dated as of September 8, 1998, and the exhibits thereto (the "Agreement"). Except as otherwise indicated herein, capitalized terms used in this opinion are defined in the Agreement.

         For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents:

                  1.       The Agreement (including exhibits thereto);

                  2. A Certificate of Consep, dated October , 1998, signed by an authorized officer of Consep and delivered to us by Consep and incorporated herein by reference;

                  3. A Certificate of Verdant, dated October , 1998, signed by an authorized officer of Verdant and delivered to us by Verdant and incorporated herein by reference;

                  4. A Certificate of Merger Sub, dated October , 1998, signed by an authorized officer of Merger Sub, and delivered to us by Merger Sub and incorporated herein by reference;

                  5. Such other instruments and documents related to the formation, organization and operation of Consep, Merger Sub and Verdant or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
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Consep, Inc.
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         In rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

                  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

                  2. Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

                  3. The Merger will be effective under the applicable states' laws;

                  4. In the Merger, Consep Common Stock representing control of Consep will be exchanged solely for voting stock of Verdant. For this purpose, "control" means the direct ownership of stock possessing at least 80 percent of the total combined voting power for the election of directors of all classes of Consep stock entitled to vote and at least 80 percent of the total number of shares of each nonvoting class of stock of Consep. For this purpose, Consep Common Stock exchanged for cash or other property originating with Verdant will be treated as outstanding Consep Common Stock on the date of the Effective Time.

                  5. At the Effective Time, Consep will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Consep Common Stock that, if exercised or converted, would affect Verdant's acquisition or retention of control of the Surviving Corporation. For this purpose, "control" means the direct ownership of stock possessing at least 80 percent of the total combined voting power for the election of directors of all classes of the Surviving Corporation stock entitled to vote and at least 80 percent of the total number of shares of each nonvoting class of stock of the Surviving Corporation.
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                  6.       The fair market value of Verdant Common Stock and
                           other consideration received by each Consep shareholder in the Merger will be approximately equal to the fair market value of the Consep Common Stock surrendered in exchange therefor.

                  7. There is no intercorporate indebtedness existing between Verdant and Consep or Merger Sub and Consep that was issued, acquired, or will be settled at a discount.

                  8. On the date of the Effective Time, the fair market value of the assets of Consep will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets of Consep are subject.

                  9. Any liabilities of Consep in existence at the Effective Time and any liabilities to which the assets of Consep are subject as of the Effective Time were incurred by Consep in the ordinary course of business.

                  10. Verdant, Merger Sub, Consep and the Consep shareholders will pay their respective expenses, if any, with respect to the Merger.

                  11. Neither Verdant nor Consep is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

                  12. Consep is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

                  13. Neither Consep, a related party to Consep, a partnership of which Consep is a partner, nor a predecessor of Consep has redeemed or purchased any of Consep's outstanding common stock or preferred stock during the past five years. For this purpose, "related party" means (i) any corporation that is a member of the same affiliated group as Consep as defined in Section 1504 of the Internal Revenue Code (determined without regard to Section 1504(b)), either before or after the Merger, or (ii) any corporation in which Consep owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock entitled to vote, or at least
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                           50 percent of the total value of shares of all
                           classes of stock, either before or after the Merger.

                  14. In the Merger, the Consep shareholders will receive Verdant Common Stock with an aggregate value, as of the date of the Merger, of not less than 50 percent of the value of all the formerly outstanding Consep Common Stock as of the same date. For this purpose,
                           (i) shares of Consep Common Stock exchanged for cash or other property will be treated as outstanding Consep Common Stock on the date of the Merger, and
                           (ii) shares of Verdant Common Stock received by a Consep shareholder and subsequently sold, exchanged, or otherwise transferred to a related party of Verdant or a partnership of which Verdant is a partner will not be treated as received in the Merger by such Consep shareholder. For purposes of this representation, "related party" means (i) any corporation that is a member of the same affiliated group as Verdant as defined in Section 1504 of the Internal Revenue Code (determined without regard to
                           Section 1504(b)), either before or after the Merger, or (ii) any corporation in which Verdant owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock entitled to vote, or at least 50 percent of the total value of shares of all classes of stock, either before or after the Merger.

                  15. Consep has not made any extraordinary distributions to its shareholders subsequent to the commencement of negotiations with Verdant regarding the Merger or in anticipation of the Merger.

                  16. No outstanding indebtedness of Consep has or will represent equity for tax purposes; no outstanding equity of Consep has represented indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right to acquire Consep Common Stock (or to share in the appreciation thereof) constitutes "stock" for purposes of Section 368(c) of the Code.

                  17. Verdant, Merger Sub and Consep are participating in the Merger for valid business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arm's length negotiations.
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                  18.      None of the compensation received by any
                           shareholder-employees of Consep will be separate consideration for, or allocable to, any of their shares of Consep Common Stock; none of the shares of Verdant Common Stock or received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreements or covenants not to compete; and the compensation paid to any shareholder- employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  19. Prior to and up to the Effective Time of the Merger, Consep has conducted and intends to continue to conduct its historic business.

                  20. The Agreement (together with its exhibits and schedules) represents the entire agreement and understanding of Consep and Verdant with respect to the Merger, and the Merger will be consummated in accordance with the terms of the Agreement.

                  21. Each of the representations made by Consep or Verdant in the Agreement, the Joint Proxy Statement and any other documents associated therewith is true and accurate.

                  22. Following the Merger, the Surviving Corporation will hold at least (a) 90 percent of the fair market value of the net assets held by Consep and Merger Sub immediately prior to the Merger, and (b) 70 percent of the fair market value of the gross assets held by Consep and Merger Sub immediately prior to the Merger. For purposes of this representation, the assets of Consep and Merger Sub shall include assets disposed of by Consep or Merger Sub, respectively, prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Consep or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Verdant regarding the Merger). For purposes of this representation, any amounts paid by Consep or Merger Sub to Consep shareholders who receive cash or other property, any
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                           amounts used by Consep or Merger Sub to pay expenses
                           related to the Merger, and all redemptions or distributions (except for regular, normal dividends) made by Consep or Merger Sub will be included as assets of Consep or Merger Sub, respectively, immediately prior to the Merger.

                  23. Following the Merger, the Surviving Corporation will continue the historic business of Consep or use a significant portion of Consep's historic business assets in a business. For purposes of this representation, the Surviving Corporation will be deemed to satisfy this requirement if (a) the members of Verdant's qualified group (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of Consep or use a significant portion of Consep's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulations Section 1.368-1(d)(4)(iii).

                  24. Verdant has no present plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation (other than as permitted under Treasury Regulations Section 1.368-2(k)(2)); or to sell or otherwise dispose of any of the assets of the Surviving Corporation or of any of the assets acquired from Merger Sub except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation. For this purpose, a "corporation controlled by the Surviving Corporation" is a corporation in which the Surviving Corporation directly owns stock possessing 80 percent of the total combined voting power for the election of directors of the corporation and at least 80 percent of the total number of shares of each nonvoting class of stock of the corporation.

                  25. Prior to the Merger, Verdant will be in control of Merger Sub. For this purpose, "control" means the direct ownership of stock possessing at least 80 percent of the total combined voting power for the election of directors of all classes of Merger Sub stock entitled to vote and at least 80 percent of the total number of shares of each nonvoting class of stock of Merger Sub.
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Consep, Inc.
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                  26.      Merger Sub has been formed solely in order to
                           consummate the transactions contemplated by the Agreement, and Merger Sub has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of its stock to Verdant, prior to the Effective Time.

                  27. Neither Verdant, nor a related party to Verdant, nor a partnership of which Verdant is a partner owns, nor has it owned during the past five years, any Consep Common Stock. For purposes of this representation, "related party" means (i) any corporation that is a member of the same affiliated group as Verdant as defined Section 1504 of the Internal Revenue Code (determined without regard to Section 1504(b)), either before or after the Merger, or (ii) any corporation in which Verdant owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock entitled to vote, or at least 50 percent of the total value of shares of all classes of stock, either before or after the Merger.

                  28. Other than amounts paid in lieu of fractional shares, the only consideration to be received, directly or indirectly, by Consep shareholders in the Merger for their Consep Common Stock is Verdant Common Stock. Verdant has not agreed to assume, nor will it directly or indirectly assume, any expense or liability, whether contingent or fixed, of any holder of Consep Common Stock. Verdant has no present plan or intention to contribute any additional capital to Consep or the Surviving Corporation or to make any loans to Consep or the Surviving Corporation for the purpose of directly or indirectly paying any additional consideration to any holders of Consep Common Stock. None of the Consep Common Stock exchanged in the Merger for Verdant Common Stock will be subject to any liabilities. No part of the consideration to be exchanged for Consep Common Stock will be received by a Consep shareholder as a creditor, employee, or in any capacity other than that of a Consep shareholder.

                  29. No Consep shareholder is acting as an agent for Verdant in connection with the Merger or approval thereof, and Verdant will not reimburse any Consep shareholder for Consep Common Stock such shareholder may
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                           have purchased or for other obligations such
                           shareholder may have incurred.

                  30. Any purchase of Consep Common Stock by Verdant stockholders prior to the Merger was made by such Verdant stockholders on their own behalf and with their own funds and not as a representative, or for the benefit of, Verdant.

                  31. Verdant has no present plan or intention to cause the Surviving Corporation to issue additional shares of Surviving Corporation stock that would result in Verdant losing control of the Surviving Corporation. For this purpose, "control" means the direct ownership of stock possessing at least 80 percent of the total combined voting power for the election of directors of all classes of Surviving Corporation stock entitled to vote and at least 80 percent of the total number of shares of each nonvoting class of stock of Surviving Corporation.

                  32. Neither Verdant, nor a related party to Verdant, nor a partnership of which Verdant is a partner has a present plan or intention to reacquire any of the Verdant Common Stock issued in the Merger to Consep shareholders. For this purpose, "related party" means
                           (i) any corporation that is a member of the same affiliated group as Verdant as defined in Section 1504 of the Internal Revenue Code (determined without regard to Section 1504(b)), either before or after the Merger, or (ii) any corporation in which Verdant owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock entitled to vote, or at least 50 percent of the total value of shares of all classes of stock, either before or after the Merger.

                  33. Any payments of cash by Verdant to Consep shareholders in lieu of fractional shares of Verdant Common Stock will be made by Verdant solely for the purpose of saving Verdant the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained-for consideration.
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                  34.      No liabilities of Merger Sub will be assumed by
                           Consep or the Surviving Corporation, and Merger Sub will not transfer to Consep or the Surviving Corporation any assets subject to liabilities.

         Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto:

                  (1) the Merger of Merger Sub with and into Consep, with Consep surviving the Merger, will qualify as a reorganization within the meaning of
Section 368(a) of the Code;

                  (2) each of Verdant, Merger Sub, and Consep will be a party to a reorganization within the meaning of Section 368(b) of the Code;

                  (3) no income, gain or loss will be recognized for federal income tax purposes by the Company as a result of the consummation of the Merger; and

                  (4) no income gain or loss will be recognized for federal income tax purposes by the shareholders of Consep upon the exchange in the Merger of shares of Consep Common Stock solely for shares of Verdant Common Stock (except to the extent of any cash received in lieu of fractional shares).

         Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "IRS") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the tax results described in the opinions set forth above. We undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the federal income tax laws.

         Our opinion concerning certain of the federal income tax consequences of the Merger is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion
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Consep, Inc.
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regarding (1) the amount, existence, or availability after the Merger, of any of the federal income tax attributes of Consep, Merger Sub or Verdant (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of Consep, Merger Sub, or Verdant); (2) any transaction in which Consep Common Stock is acquired or Verdant Common Stock is disposed of, (3) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Consep Common Stock; (4) the effects of any Consep Common Stock acquired by the holder thereof in exchange for stock acquired subject to the provisions of Section 83(a) of the Code; (5) the effects of the Merger on any payment that is or may be subject to Section 280G of the Code; (6) the effects of the Merger on a holder of options to acquire Consep Common Stock, whether vested or nonvested, compensatory or noncompensatory, incentive stock options or nonqualified stock options; or (7) the effects of the Merger on a holder of a warrant to purchase shares of Consep Common Stock.

         In addition to your request for our opinion on these specific matters of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement filed with the Securities and Exchange Commission on , 1998, on Form S-4 (as amended any time up to and including the date hereof, the "Registration Statement"). We have reviewed the discussion entitled "Certain Federal Income Tax Consequences" contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger, and the material federal income tax consequences to Consep, Merger Sub, Verdant, and Consep shareholders as a consequence of the Merger.

         No ruling has or will be requested from the IRS concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinions set forth above represent our conclusions regarding the application of existing federal income tax law to the Merger. If the facts vary from those relied upon (including if any representations, covenants, warranties or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only the best legal judgment of counsel, and has no binding official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

         This opinion is being delivered solely for the purposes of (1) being included as an exhibit to the Registration Statement, and (2) satisfying the conditions set forth in Section 7.3(e) of the Agreement; it may not be relied upon or utilized for any other purpose or by any other person or
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entity, and may not be made available to any other person or entity, without our prior written consent. We do however, consent to (a) the use of this opinion to satisfy the conditions set forth in Section 7.3(e) of the Agreement, (b) the use of this opinion as an exhibit to the Registration Statement (c) the reliance upon this opinion by holders of Consep Common Stock and holders of options or warrants to acquire Consep Common Stock, and (d) to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,



                                ATER WYNNE LLP



SES:LDC:tld